LEHMAN BROTHERS INCOME FUNDS

TRUST CLASS
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

 Neuberger Berman Strategic Income Fund

Dated: September 26, 2008